Delisting Determination, The Nasdaq Stock Market, LLC, August 5, 2025,
Nxu, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the Class A common stock of Nxu, Inc.
effective at the opening of the trading session on August 18, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on April 1, 2025 and in the Staff determination letter, the Company was informed that its Class A common stock would be suspended from the Exchange on April 10, 2025 regardless of whether or not it filed an appeal.
On April 7, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On May 8, 2025, the hearing was
held. On May 30, 2025 the Panel reached a decision and a Decision letter was issued on June 4, 2025.
On June 4, 2025, the
Panel reached a decision and decided to have the Company
Class A common stock remain suspended from the Exchange.
The Company Class A common stock was suspended on April 10, 2025.
The Staff determination to delist the Company Class A common stock became final on July 21, 2025.